Exhibit 2.1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of May 1, 2016, to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 7, 2016, by and among Apollo Education Group, Inc., an Arizona corporation (the “Company”), AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and wholly owned subsidiary of Parent (“Merger Sub”) is made and entered into by and among Parent, Merger Sub and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into the Merger Agreement on February 7, 2016;

WHEREAS, Section 9.2 of the Merger Agreement provides that at any time prior to the Effective Time, the parties thereto may modify, supplement or amend the Merger Agreement, by a written agreement authorized by the board of directors and executed and delivered by duly authorized officers of the respective parties;

WHEREAS, each of Parent, Merger Sub and the Company desires to amend certain terms of the Merger Agreement as set forth this Amendment and to make certain representations, warranties, covenants and agreements in connection with this Amendment; and

WHEREAS, the respective boards of directors or other governing body of each of Parent, Merger Sub and the Company have approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment, and have approved and declared advisable the Merger Agreement, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Merger Consideration. The first sentence of Section 4.1(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Each share, without par value, of Class A Common Stock (the “Class A Shares”) and each share, without par value, of Class B Common Stock (the “Class B Shares”) of the Company (each unit of Class A Shares or Class B Shares, a “Share,” or, the Class A Shares and Class B Shares collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive cash, without interest, in the amount of $10.00 per Share (the “Per Share Merger Consideration”).”

2. Approval of Sole Shareholder of Merger Sub. Section 6.15 of the Merger Agreement is hereby amended to insert the following after the last sentence therein:

“Immediately following execution of Amendment No. 1 to this Agreement, Parent shall execute and deliver, in accordance with Section 10-1103 of the ARS and in its capacity as sole shareholder of Merger Sub, a written consent approving the plan of merger contained in this Agreement, as amended by Amendment No. 1 to this Agreement.”

3. Interpretation; Construction. Section 9.13 of the Merger Agreement is hereby amended to add the following as a new subsection (d):

“(d) Each reference to “herein”, “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Merger Agreement, as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and each reference to the “date of this Agreement”, the “date hereof”, “concurrently with the execution and delivery of this Agreement” and similar references shall refer to February 7, 2016.”

4. Representations and Warranties.

(a) Company. The Company hereby represents and warrants to Parent and Merger Sub that (i) the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Amendment, (ii) this Amendment has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Amendment by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception and (iii) as of the date of this Amendment, the Company Board has (A) determined that the Merger Agreement, as amended by this Amendment, the Merger and the Transactions are fair to and are in the best interests of the Company and its shareholders, (B) approved, adopted and declared advisable the Merger Agreement, as amended by this Amendment, and the Merger and the Transactions and (C) subject to Section 6.2 of the Merger Agreement, resolved to recommend the Company Recommendation and directed that the Merger Agreement, as amended by this Amendment, be submitted to the holders of Class A Shares and Class B Shares for their approval. The Company Board has received an oral opinion of (i) its financial advisor, Barclays, to be confirmed in writing and dated the date of this Amendment, and (ii) its financial advisor, Evercore, to be confirmed in writing and dated the date of this Amendment, and each such opinion is to the effect that, as of the date hereof and subject to the assumptions, limitations, conditions and qualifications set forth in each such opinion, from a financial point of view, the Per Share Merger Consideration to be offered to the holders of Class A Shares and Class B Shares (other than Excluded Shares) in the Merger, taken in the aggregate, is fair to such holders. Neither Barclays nor Evercore has been requested to opine as to, and neither the Barclays opinion nor the Evercore opinion in any manner addresses, the allocation of the aggregate consideration payable pursuant to the Merger Agreement, as amended by this Amendment, among the holders of Class A Shares and Class B Shares.

(b) Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that (i) no vote of holders of limited partner interests of Parent is necessary to approve the Merger Agreement, as amended by this Amendment, the Merger or the Transactions, (ii) each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under the Merger Agreement, as amended by this Amendment, and, subject only to the approval of the Merger Agreement, as amended by this Amendment, by Parent as the sole shareholder of Merger Sub, to consummate the Merger and the Transactions, and (iii) this Amendment has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery of the Merger Agreement, as amended by this Amendment, by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its term, subject to the Bankruptcy and Equity Exception.

5. Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

6. Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

7. Miscellaneous. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

APOLLO EDUCATION GROUP, INC.

By:	/s/ Gregory W. Cappelli

Name:	Gregory W. Cappelli
Title:	Chief Executive Officer

AP VIII QUESO HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, L.P., its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President